AGREEMENT AND PLAN OF MERGER

Among

Jump’n Jax, Inc.,

CuraTech Acquisitions, Inc.,

and

MedaCure International, Inc.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 22nd day of June 2006 by and among Jump’n Jax, Inc., a Utah corporation (“Jump’n Jax”); CuraTech Acquisitions, Inc., a Nevada corporation (“Merger Sub”); and MedaCure International, Inc., a Nevada corporation (“MedaCure”).

WHEREAS, Jump’n Jax intends to change its state of domicile from Utah to Nevada following the execution of this Agreement;

WHEREAS, Jump’n Jax desires to acquire MedaCure by way of a merger transaction whereby Merger Sub will be merged with and into MedaCure and 100% of the issued and outstanding shares of MedaCure common stock will be exchanged for shares of Jump’n Jax common stock (the “Merger”), whereupon MedaCure will be the surviving corporation and will become the wholly owned subsidiary of Jump’n Jax (Merger Sub and MedaCure are collectively referred to herein as the “Constituent Corporations”);

WHEREAS, the boards of directors of Jump’n Jax, Merger Sub and MedaCure, respectively, deem it advisable and in the best interest of each entity and their respective stockholders that Merger Sub merges with and into MedaCure pursuant to terms and conditions of this Agreement and the Certificate of Merger (in the form attached hereto as Attachment “A”) and pursuant to applicable provisions of law (such transaction is hereafter referred to as the “Merger”); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the transactions contemplated herein and also to prescribe various conditions thereto.

NOW THEREFORE, in consideration of the premises, mutual covenants set out herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1 Acquisition of MedaCure International, Inc. The parties to this Agreement do hereby agree that prior to the Closing and Effective time of the Merger (the terms “Closing” and “Effective Time of the Merger” are defined in Section 7 hereof), Jump’n Jax will change its state of domicile from Utah to Nevada. The parties hereto further agree that at the Closing of this Agreement, Merger Sub will be merged with and into MedaCure upon the terms and conditions set forth herein and, due to the fact that Jump’n Jax will change its domicile to Nevada prior to the Closing, in accordance with the provisions of the Nevada Revised Statutes (“NRS”), and the stockholders of MedaCure will exchange their MedaCure common stock for 11,579,167 shares of Jump’n Jax’s authorized, but previously unissued common stock (post-split after taking into consideration the forward stock split to be effected by Jump’n Jax as per Section 2(d) below), on a one share for one share basis. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

SECTION 2 Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, at the Closing of this Agreement, Merger Sub will be merged with and into MedaCure as of the Effective Time of the Merger. MedaCure will be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) and the separate existence of Merger Sub will cease at the Effective Time of the Merger. MedaCure, as the Surviving Corporation, will succeed to and assume all the rights and obligations of Merger Sub in accordance with the NRS, as described below. Consummation of the Merger will be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence. Commencing at the Effective Time of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will continue its corporate existence as a Nevada corporation; and

(i)	it will thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations;

(ii)
all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations will, except as otherwise set forth herein, be taken and deemed to be transferred to and will be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and

(iii)
all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations will be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time of the Merger, and all debts, liabilities and duties of the Constituent Corporations will thenceforth attach to the Surviving Corporation.

(b) Effective Time of the Merger. At the Effective Time of the Merger,

(i)
the Certificate of Incorporation and the Bylaws of MedaCure, as existing and in effect immediately prior to the Effective Time of the Merger, will be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation; and

(ii)
the members of the Board of Directors of MedaCure holding office immediately prior to the Effective Time of the Merger will resign as directors and executive officers, effective at the Effective Time of the Merger, and will be replaced by those persons set forth in Section 2(f) below.

(c) Conversion of Securities. At the Effective Time of the Merger and without any action on the part of Jump’n Jax, Merger Sub, MedaCure or the holders of any of the securities of any of these entities, each of the following will occur:

(i)
The 11,579,167 shares of MedaCure common stock issued and outstanding immediately prior to the Effective Time of the Merger, will be converted into the right to receive an aggregate of 11,579,167 shares of Jump’n Jax common stock, which shares will reflect the four shares for one share forward stock split to be effected by Jump’n Jax prior to the Closing of the Merger as depicted in Section 2(d) below. Accordingly, each one (1) share of MedaCure common stock is to be converted into the right to receive one (1) share of post-split Jump’n Jax common stock (the “Conversion Ratio”). No fraction of any share of Jump’n Jax common stock will be issued to any former holder of MedaCure common stock; rather, the number of shares of Jump’n Jax common stock otherwise issuable, if other than a whole number, will be rounded to the nearest whole number. The holders of such certificates previously evidencing shares of MedaCure common stock outstanding immediately prior to the Effective Time of the Merger will cease to have any rights with respect to such shares of MedaCure common stock, except as otherwise provided herein or by law.

(ii)
Any shares of MedaCure capital stock held in the treasury of MedaCure immediately prior to the Effective Time of the Merger will automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. At the Effective Time of the Merger, the stock transfer books of MedaCure will be closed and thereafter, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of MedaCure common stock which were outstanding immediately prior to the Effective Time.

(iii)
Each one share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will remain in existence as one share of common stock of the Surviving Corporation, which will be owned by Jump’n Jax.

(v)
The 807,602 shares of Jump’n Jax common stock currently issued and outstanding and to be outstanding prior to the Merger, which shares will be increased to 3,230,408 shares as a result of the four shares for one share forward stock split described in Section 2(d) below, will remain issued and outstanding after the Effective Time of the Merger.

(d) Forward Stock Split. Prior to the Closing of the Merger, Jump’n Jax will take all requisite and necessary action to effect a forward stock split (the “Forward Stock Split”) of its issued and outstanding shares of common stock on a four (4) shares for one (1) share basis, the effect of which will increase the number of issued and outstanding shares of Jump’n Jax common stock to 3,230,408 shares. In connection with the Forward Stock Split, no fraction of any Jump’n Jax Shares will be issued; rather, the number of shares otherwise issuable, if other than a whole number, will be rounded up to the next whole number.

(e) Restricted Securities.

(i)
None of the shares of Jump’n Jax common stock into which the shares of MedaCure common stock are to be converted will, at the Effective Time of the Merger, be registered under the Securities Act of 1933, as amended (the “Securities Act”) but, rather, will be deemed to have been issued pursuant to an exemption or exemptions therefrom (subject to the satisfaction of certain other terms and conditions hereof) and will be considered “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. All shares of Jump’n Jax common stock to be issued pursuant to this Agreement will be exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and Regulation D - Rule 506 promulgated thereunder, and certificates representing the shares will bear a restrictive legend worded substantially as follows and as may otherwise be required:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred unless first registered under the Act, except pursuant to an applicable exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation.”

(ii)
At the Closing, Jump’n Jax will direct its transfer agent to record, as soon as practicable after the Closing, the issuance of Jump’n Jax common stock to the holders of MedaCure’s common stock pursuant to the provisions set forth above. The transfer agent will annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There will be no requirement of Jump’n Jax to register under the Securities Act any shares of Jump’n Jax common stock in connection with the Merger.

(f) Other Matters.

(i)
Immediately prior to the Effective Time of the Merger, MedaCure will have no more than 11,579,167 shares of MedaCure common stock issued and outstanding. Immediately prior to the Effective Time of the Merger, Jump’n Jax will have no more than 3,230,408 shares of Jump’n Jax common stock, post-split, and no other series of common or preferred stock issued and outstanding.

(ii)
Immediately prior to the Closing, the Jump’n Jax Board of Directors will nominate and elect to the Jump’n Jax Board, Jarom Dastrup, Linda Dastrup, Lincoln Dastrup and Steven D. Moulton, effective immediately upon the Closing, and Lane S. Clissold, currently a directors and officers of Jump’n Jax, will immediately prior to the Closing tender his resignation as a director and executive officer of Jump’n Jax, effective immediately upon the Closing. All directors will serve in such capacities until the next meeting of stockholders of Jump’n Jax at which directors are elected.

(iii)
Immediately prior to the Closing, the MedaCure Board of Directors will nominate and elect to the MedaCure Board, Lincoln Dastrup and those additional directors to be designated by Mr. Dastrup, effective immediately upon the Closing, and MedaCure will cause all of the persons then serving as directors and/or officers of MedaCure immediately prior to the Closing to tender their resignations as directors and executive officers of MedaCure, effective immediately upon the Closing.

(iv)
If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Jump’n Jax are hereby fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.

SECTION 3 Delivery of Shares. On or as soon as practicable after the Effective Time of the Merger, MedaCure will use reasonable efforts to cause all holders of MedaCure’s common stock (the “MedaCure Stockholders”) to surrender to Jump’n Jax’s transfer agent for cancellation certificates representing their shares of MedaCure’s common stock, against delivery of certificates representing the shares of Jump’n Jax common stock for which MedaCure’s common stock is to be converted in the Merger pursuant to Section 2 hereof. Each MedaCure Stockholder will be required, prior to or upon surrender of their MedaCure common stock, to deliver to Jump’n Jax an “investment letter” or other written instrument acceptable to the parties hereto, providing, among other things, whether or not the investor is an “accredited investor” as defined under Regulation D of the Securities Act. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time of the Merger, represented MedaCure common stock, will be deemed for all corporate purposes to evidence ownership of the same number of shares of Jump’n Jax common stock into which the shares of MedaCure common stock represented by such MedaCure certificate will have been so converted.

SECTION 4 Representations of MedaCure. MedaCure hereby makes as of the date hereof and as of the Effective Time of the Merger, the following representations and warranties:

(a) MedaCure is a validly established corporation under the laws of the State of Nevada and is in good standing and duly qualified to do business in that state and in any other state where required to be so qualified.

(b) MedaCure has the requisite power and authority to enter into this Agreement together with such other agreements and documents requisite to this Agreement (the “Transaction Documents”), to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or will prior to the Closing and the Effective Time of the Merger be, duly authorized by MedaCure’s Board of Directors, and by the MedaCure’s stockholders, if necessary. The execution of this Agreement and other Transaction Documents does not materially violate or breach any material agreement or contract to which MedaCure is a party, and MedaCure, to the extent required, has, or will have by Closing, obtained all necessary approvals or consents required by any agreement to which MedaCure is a party. The execution and performance of this Agreement and other Transaction Documents will not violate or conflict with any provision of MedaCure’s Articles of Incorporation or Bylaws in effect as of the date hereof.

(c) As of the date of this Agreement, MedaCure’s authorized capital stock consists solely of 25,000,000 shares of common stock, $0.001 par value, of which 11,579,167 shares are presently issued and outstanding. All outstanding shares of common stock of MedaCure are, and will be at the Closing, duly authorized, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of MedaCure.

(d) The audited financial statements of MedaCure for the period from the date of inception, April 25, 2006 through May 31 2006, which have been delivered to Jump’n Jax, or will be delivered prior to the Closing (hereinafter referred to as the “MedaCure Financial Statements”), fairly present the financial condition of MedaCure as of the dates thereof and the results of its operations for the periods covered thereby. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the MedaCure Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since May 31, 2006; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of MedaCure as reflected in the MedaCure Financial Statements. MedaCure has, or will have at the Closing and which will be acquired by MedaCure, good title to all assets, properties or contracts shown on the MedaCure Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

(e) Except as disclosed in writing to Jump’n Jax, since May 31, 2006, there has not been any material adverse changes in the financial position of MedaCure except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of MedaCure.

(f) Except as and to the extent set forth in Attachment 4(f) annexed hereto, MedaCure is not a party to any material pending litigation or, to the knowledge of its executive officers or directors (herein, the “MedaCure’s Knowledge”), any governmental investigation or proceeding, not reflected in the MedaCure Financial Statements and, to MedaCure’s Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened in writing against MedaCure.

(g) Neither MedaCure nor any of its directors, executive officers, employees or agents, nor any other person acting on behalf of MedaCure, has directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any person who is or may be in a position to help or hinder MedaCure’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a material adverse effect on MedaCure or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject MedaCure to material suit or penalty in any action.

(h) MedaCure has, or by the Effective Time of the Merger will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

(i) MedaCure has not materially breached any material agreement to which it is a party. MedaCure has previously given Jump’n Jax copies of or access to all material contracts, commitments and/or agreements to which MedaCure is a party.

(j) To MedaCure’s Knowledge, MedaCure has and at the Closing will have, disclosed in writing to Jump’n Jax all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of MedaCure.

(k) To MedaCure’s Knowledge, MedaCure is and has been in material compliance with, and MedaCure has conducted any business previously owned or operated by it in material compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have, a Material Adverse Effect. MedaCure has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or claims threatened in writing in connection therewith.

(l) To MedaCure’s Knowledge and without limiting the foregoing, (i) MedaCure and any other person or entity for whose conduct MedaCure is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither MedaCure nor any other person for whose conduct MedaCure is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of MedaCure’s properties or in connection with MedaCure’s operations.

(m) Except as, and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against it as to amount in the latest balance sheet contained in the MedaCure Financial Statements, there is no basis for any assertion against MedaCure of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement or other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby will:

(i)
result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from MedaCure to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of MedaCure;

(ii)
increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of MedaCure; or

(iii)	result in the acceleration of the time of payment or vesting of any such benefits.

(n) Except as disclosed to Jump’n Jax in writing and annexed hereto as Attachment 4(n), to MedaCure’s Knowledge it has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise. For purposes of this Section 4(n), “material” means payment or performance of a contract, commitment, arrangement or understanding in the ordinary course of business, which is expected to involve payments from MedaCure to any third party in excess of $100,000.

(o) To MedaCure’s Knowledge, no representation or warranty by MedaCure contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. Except as specifically indicated elsewhere in this Agreement, all documents delivered by MedaCure in connection herewith have been and will be complete originals, or exact copies thereof.

SECTION 5 Representations of Jump’n Jax and Merger Sub. Jump’n Jax and Merger Sub hereby make jointly and severally, as of the date hereof and as of the Effective Time of the Merger, the following representations and warranties:

(a) As of the date hereof and the Effective Time of the Merger, the shares of Jump’n Jax common stock to be issued and delivered to the MedaCure Stockholders hereunder will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Jump’n Jax common stock, free of all liens and encumbrances.

(b) Each of Jump’n Jax and Merger Sub has the requisite corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be, prior to the Closing and the Effective Time of the Merger, duly authorized by the respective Boards of Directors of Jump’n Jax and Merger Sub and by Jump’n Jax as the sole stockholder of Merger Sub. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Jump’n Jax or Merger Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Jump’n Jax, Merger Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificates of Incorporation or Bylaws of either Jump’n Jax or Merger Sub.

(c) Jump’n Jax has delivered to MedaCure a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2005, and 2004, and unaudited financial statements for the three-month period ended March 31, 2006 (the “Jump’n Jax Financial Statements”). The Jump’n Jax Financial Statements are complete, accurate and fairly present the financial condition of Jump’n Jax as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Nevada. Jump’n Jax has no subsidiaries or affiliates except for Merger Sub and Merger Sub has no subsidiaries or affiliates.

(d) Since March 31, 2006, there have not been any material adverse changes in the business, financial condition or results of operation of Jump’n Jax. At the Closing, neither Jump’n Jax nor Merger Sub will have any material assets and neither such corporation now has, nor will it have, any liabilities of any kind other than those reflected in the most recent balance sheet set forth in the Jump’n Jax Financial Statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected in the most recent balance sheet set forth in the Jump’n Jax Financial Statements, collectively will be paid in full by Jump’n Jax prior to the Closing so that at Closing, Jump’n Jax has no outstanding liabilities).

(e) Neither Jump’n Jax nor Merger Sub is a party to, or the subject of, any material pending litigation, claims, or governmental investigation or proceeding not reflected in the Jump’n Jax Financial Statements, and to the knowledge of the executive officers of Jump’n Jax and of the Jump’n Jax Stockholders (herein “Jump’n Jax’s Knowledge”), there are no material lawsuits, claims, assessments, investigations, or similar matters, threatened in writing against Merger Sub, Jump’n Jax, or the management or properties of Jump’n Jax or Merger Sub.

(f) Jump’n Jax and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the State of Nevada.

(g) To Jump’n Jax’s Knowledge, Jump’n Jax and Merger Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Jump’n Jax Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Jump’n Jax nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation. Neither Jump’n Jax nor Merger Sub is deemed to be an “S Corporation” as defined by Internal Revenue Code of 1986, as amended.

(h) As of the date of this Agreement, Jump’n Jax’s authorized capital stock consists solely of 50,000,000 shares of common stock, $0.001 par value, of which 807,602 shares are presently issued and outstanding. Immediately prior to the Closing, Jump’n Jax will have outstanding 3,230,408 shares of common stock, which number reflects the Forward Stock Split and no other capital stock. Merger Sub’s capitalization consists solely of 1,000,000 authorized shares of $0.001 par value common stock (“Merger Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by Jump’n Jax, free and clear of all liens, claims and encumbrances. All outstanding shares of common stock of Jump’n Jax and Merger Sub are, and will be at the Closing, duly authorized, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Jump’n Jax or Merger Sub.

(i) The financial records, minute books, and other documents and records of Jump’n Jax and Merger Sub have been made available to MedaCure prior to the Closing. The records and documents of Jump’n Jax and Merger Sub that have been delivered to MedaCure constitute all of the material records and documents of Jump’n Jax and Merger Sub that they are aware of or that are in their possession or in the possession of Jump’n Jax or Merger Sub.

(j) To Jump’n Jax’s Knowledge, neither Jump’n Jax nor Merger Sub has materially breached any material agreement to which it is or has been a party. Prior to the execution of the Agreement, Jump’n Jax has given to MedaCure copies or access to all material contracts, commitments and/or agreements to which Jump’n Jax is a party. There are no currently existing agreements with any affiliates, related or controlling persons or entities. Jump’n Jax has no leasehold interest or other ownership interest, and no obligations under any real estate or any mining claims.

(k) To Jump’n Jax’s Knowledge, it has complied with all provisions relating to the issuance of shares and for the registration thereof under the Securities Act and all applicable state securities laws, or appropriate exemption from registration therefrom, and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.

(l) Jump’n Jax currently has no employees, consultants or independent contractors other than its attorneys, accountants and transfer agent. Lane S. Clissold and Steven D. Moulton are, and will be at the Closing, the sole directors and sole executive officers of Jump’n Jax, and Lane S. Clissold and Steven D. Moulton will be at the Closing the sole directors and sole executive officers of Merger Sub.

(m) Jump’n Jax and Merger Sub have, and at the Closing will have, disclosed in writing to MedaCure all events, conditions and facts materially affecting the business, financial conditions, including any liabilities, contingent or otherwise, or results of operations of either Jump’n Jax or Merger Sub, since March 31, 2006.

(n) To Jump’n Jax’s Knowledge, Jump’n Jax was originally organized for the purposes of, and with a specific plan for the ownership and rental of entertainment equipment. Subsequently, Jump’n Jax revised its business to seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses.

(o) To Jump’n Jax’s Knowledge, all information regarding Jump’n Jax which has been provided to MedaCure by Jump’n Jax, or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Jump’n Jax, to the public or filed with the SEC, NASD, or any state securities regulators or authorities, is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(p) To Jump’n Jax’s Knowledge, Jump’n Jax is and has been in compliance with, and Jump’n Jax has conducted any business owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations, including, but not limited to, the Sarbanes-Oxley Act of 2002, and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Jump’n Jax has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith.

(q) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Jump’n Jax Financial Statements, there is no basis for any assertion against Jump’n Jax of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes, including e-commerce sales or other taxes, interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will;

(i)
result in any payment, whether severance pay, unemployment compensation or otherwise, becoming due from Jump’n Jax to any person or entity, including without limitation any employee, director, officer;

(ii)	increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate; or

(iii)	result in the acceleration of the time of payment or vesting of any such benefits.

(r) To Jump’n Jax’s Knowledge, no aspect of Jump’n Jax’s business, operations or assets is of such a character as would restrict or otherwise hinder or impair Jump’n Jax from carrying on the business of Jump’n Jax as it is presently being conducted and as anticipated following consummation of the Merger.

(s) To Jump’n Jax’s Knowledge, other than retention of accountants, attorney, and transfer agent, Jump’n Jax has no other contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise.

(t) None of Jump’n Jax, Merger Sub or any other affiliate thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

(u) To Jump’n Jax’s Knowledge, no representation or warranty by Jump’n Jax or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Jump’n Jax in connection herewith have been and will be complete originals, or exact copies thereof.

SECTION 6 Closing. The Closing of the transactions contemplated herein will take place on such date (the “Closing”) as mutually determined by the parties hereto, but no later than five (5) days after all conditions precedent have been satisfied or waived and all required documents have been delivered. The parties will use their reasonable commercial efforts to cause the Closing to occur on or before September 30, 2006. The “Effective Time of the Merger” will be that date and time specified in the Certificate of Merger as the date on which the Merger will become effective.

SECTION 7 Actions Prior to Closing.

(a) Prior to the Closing, MedaCure on the one hand, and Jump’n Jax and Merger Sub on the other hand, will be entitled to make such investigations of the assets, properties, business and operations of the other party and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination will be conducted at reasonable times and under reasonable circumstances, and the parties hereto will cooperate fully therein. The representations and warranties contained in this Agreement will not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect. Until the Closing, the parties hereto and their respective affiliates will keep confidential and will not use in any manner inconsistent with the transactions contemplated by this Agreement any information or documents obtained from the other concerning its assets, properties, business or operations. If the Closing will not occur for any reason (including, without limitation, pursuant to a termination of this Agreement), the parties hereto and their respective affiliates will not disclose, nor use for their own benefit, any such information or documents obtained from the other, in either case, unless and to the extent:

(i)	readily ascertainable from public or published information, or trade sources;

(ii)	received from a third party not under an obligation to such MedaCure or Jump’n Jax, as the case may be, to keep such information confidential; or

(iii)	required by any applicable law, rule, regulation or court order.

If the Closing does not occur for any reason, each of the parties and their respective affiliates will promptly return or destroy all such confidential information and compilations thereof as is practicable, and will certify such destruction or return to the other party.

(b) Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement will be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that:

(i)	such approval will not be unreasonably withheld, and

(ii)	such review and approval will not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

(c) Prior to the Closing, Jump’n Jax will effect a change in its corporate domicile from the State of Utah to Nevada and will effect the Merger as a Nevada entity. Jump’n Jax will also cause it corporate name to be changed to CuraTech Industries, Inc.

(d) Except as contemplated by this Agreement, there will be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Jump’n Jax common stock after the date hereof and there will be no dividends or other distributions paid on Jump’n Jax’s common stock after the date hereof, in each case through and including the Effective Time of the Merger. Jump’n Jax and Merger Sub will conduct no business activities prior to the Closing other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(e) Jump’n Jax, acting through its Board of Directors, will authorize and take all requisite and necessary actions to finalize and give notice of and submit for a vote by its stockholders by written consent the following items;

(i) the proposal to change Jump’n Jax’s state of domicile from the State of Utah to Nevada and change its corporate name to CuraTech Industries, Inc.; and

(ii) authority to effectuate the four shares for one share Forward Stock Split and take all requisite and necessary action to finalize the Forward Stock Split in accordance with applicable law;

(f) Jump’n Jax will take the requisite and necessary actions to obtain the written consent for those actions discussed in Section 7(e) above as soon as practicable after the execution of this Agreement and, as promptly as practicable thereafter will:

(i)	prepare and file with the SEC a preliminary Information Statement to be disseminated by Jump’n Jax to its stockholders (the “Information Statement”) relating to the matters stated above;

(ii)	take the appropriate action to obtain and furnish the information required by the SEC to be included in the definitive Information Statement; and

(iii)
after consultation with counsel to MedaCure, respond promptly to any comments made by the SEC with respect to the preliminary Information Statement and cause the definitive Information Statement to be mailed to its stockholders as promptly as practicable following clearance from the SEC.

(g)  MedaCure will provide to Jump’n Jax any information for inclusion in the Information Statement which may be required under applicable law and which is reasonably requested by Jump’n Jax. Each of MedaCure, Jump’n Jax and Merger Sub, respectively, agree promptly to correct any information provided by any of them for use in the Information Statement if, and to the extent that, such information will have become false or misleading in any material respect and Jump’n Jax further agrees to take all necessary steps to cause the Information Statement as so corrected to be filed with the SEC and to be disseminated to its stockholders to the extent required by applicable federal securities laws.

(h) Jump’n Jax hereby represents and warrants that the information supplied or to be supplied by Jump’n Jax for inclusion or incorporation by reference in (i) the Information Statement or (ii) the Other Filings (as defined below) will, at the respective times filed with the SEC and, in addition, in the case of the Information Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MedaCure hereby represents and warrants that the information supplied or to be supplied by MedaCure for inclusion or incorporation by reference in the Information Statement or Other Filings will, at the respective times filed with the SEC and, in addition, in the case of the Information Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(i)  As soon as practicable following the date hereof and following the Effective Time of the Merger, each of Jump’n Jax and MedaCure will properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (collectively, the “Other Filings”).

(j) Except as required by law, Jump’n Jax and Merger Sub will not voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the Merger not being satisfied. Without limiting the generality of the foregoing Jump’n Jax and Merger Sub will not take any action that would result in

(i)	any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, or

(ii)	any of such representations and warranties that are not so qualified becoming untrue in any material respect.

(k) Jump’n Jax common stock will continue to be approved for quotation on the OTC Bulletin Board and Jump’n Jax will have continued to satisfy throughout the period from the date hereof through the Closing Date (i) its filing requirements under Section 13 of the Exchange Act and (ii) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

SECTION 8 Conditions Precedent to the Obligations of MedaCure. All obligations of MedaCure under this Agreement to effect the Merger and the other transactions contemplated hereby are subject to the fulfillment, prior to or as of the Closing and/or the Effective Time of the Merger, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of Jump’n Jax, and Merger Sub contained in this Agreement, or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true at and as of the Closing and Effective Time of the Merger as though such representations and warranties were made at and as of such time.

(b) Jump’n Jax and Merger Sub will have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority of competent jurisdiction will be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.

(c) On or before the Closing, the directors of Jump’n Jax and Merger Sub, and Jump’n Jax as sole stockholder of Merger Sub, will have approved in accordance with applicable provisions of the NRS the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and Jump’n Jax will have approved and effected its change of corporate domicile and the Forward Stock Split and submitted the same for approval by the stockholders of Jump’n Jax, as required.

(d) On or before the Closing, Jump’n Jax and Merger Sub will have delivered certified copies of resolutions of the sole stockholder and directors of Merger Sub and of the directors and stockholders of Jump’n Jax approving and authorizing:

(i)	the execution, delivery and performance of this Agreement and all necessary and proper actions to enable Jump’n Jax and Merger Sub to comply with the terms of this Agreement;

(ii)	the election of MedaCure’s nominees to the Board of Directors of Jump’n Jax and all matters outlined or contemplated herein; and

(iii)	those items set forth in Section 7(e) above.

(e) Prior to the Closing, Jump’n Jax must receive from each MedaCure Stockholder an “investment letter” or other equivalent document providing representations that the shares of Jump’n Jax common stock to be issued in the Merger are, among other things;

(i)	being acquired for investment purposes and not with a view to public resale;

(ii)	being acquired for the investor’s own account; and

(iii)	restricted and may not be resold, except in reliance of an exemption under the Act.

(f) The Merger will be permitted by applicable state law and Jump’n Jax will have sufficient shares of its common stock authorized to complete the Merger at the Effective Time and the transactions contemplated hereby.

(g) The change of Jump’n Jax’s corporate domicile and corporate name will have been approved by the requisite vote of the stockholders of Jump’n Jax, acting by written consent in lieu of a special meeting thereof.

(h) At Closing, Lane S. Clissold, currently a director and officer of Jump’n Jax and Merger Sub, will have resigned in writing from his positions as directors and executive officers of Jump’n Jax and Merger Sub, respectively, effective upon the appointment of MedaCure nominees, and the directors of Jump’n Jax will have taken such action as may be deemed necessary or desirable by MedaCure regarding such appointment of the MedaCure nominees.

(i) At the Closing, all instruments and documents delivered by Jump’n Jax or Merger Sub, to MedaCure Stockholders pursuant to the provisions hereof, will be reasonably satisfactory to legal counsel for MedaCure and the MedaCure Stockholders.

(j) The capitalization of Jump’n Jax and Merger Sub will be the same as described in Section 5(h) above and will reflect the effectiveness of change in corporate domicile of Jump’n Jax.

(k) The shares of Jump’n Jax common stock to be issued to MedaCure Stockholders at Closing will be validly issued, nonassessable and fully paid under the applicable provisions of the NRS and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(l) Jump’n Jax and MedaCure will have received all necessary and required approvals and consents from members, required parties and stockholders, as applicable.

(m) At the Closing, Jump’n Jax and Merger Sub will have delivered to MedaCure an opinion of Jump’n Jax’s legal counsel dated as of the Closing to the effect that:

(i)	Each of Jump’n Jax and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii)	Jump’n Jax and Merger Sub each has the corporate power to execute, deliver and perform its respective obligations under this Agreement;

(iii)
This Agreement has been duly authorized, executed and delivered by Jump’n Jax and Merger Sub and is a valid and binding obligation of Jump’n Jax and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(iv)	Jump’n Jax and Merger Sub each through its Board of Directors and/or stockholders, as required, have taken all corporate action necessary for performance under this Agreement;

(v)
The documents executed by Jump’n Jax and delivered to MedaCure and MedaCure Stockholders hereunder are valid and binding in accordance with their terms and vest in MedaCure Stockholders all right, title and interest in and to the shares of Jump’n Jax’s common stock to be issued pursuant to Section 2 hereof, and the shares of Jump’n Jax common stock when issued will be duly and validly issued, fully paid and nonassessable;

(vi)
The shares of Jump’n Jax common stock issued pursuant to this Agreement will be deemed “restricted securities” and may be sold or otherwise transferred upon the satisfaction of the provisions of Rule 144, or pursuant to any other appropriate exemption or registration under the Securities Act; and

(vii)
Current stockholders of Jump’n Jax common stock will have no appraisal or similar rights as a result of consummation of this Agreement and the transactions contemplated hereby, except as such rights may apply to Jump’n Jax’s change of domicile from the State of Utah to Nevada.

(n) MedaCure will have completed its financial and legal due diligence investigation of Jump’n Jax with results thereof satisfactory to MedaCure in its sole discretion.

Section 9 Conditions Precedent to the Obligations of Jump’n Jax and Merger Sub. All obligations of Jump’n Jax and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Time of the Merger, of each of the following conditions:

(a) The representations and warranties by MedaCure contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true at and as of the Closing and the Effective Time of the Merger as though such representations and warranties were made at and as of such times.

(b) MedaCure will have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, prior to or at the Closing.

(c) On or before the Closing, the MedaCure Board of Directors and MedaCure Stockholders, as applicable, will have approved, in accordance with applicable state corporation law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, MedaCure will have delivered certified copies of resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and authorizing all of the necessary and proper action to enable MedaCure to comply with the terms of this Agreement.

(e) The Merger will be permitted by applicable state law.

(f) Prior to the Closing, Jump’n Jax must receive from each MedaCure Stockholder an “investment letter” or other equivalent document providing representations that the shares of Jump’n Jax common stock to be issued in the Merger are, among other things;

(i)	being acquired for investment purposes and not with a view to public resale;

(ii)	being acquired for the investor’s own account; and

(iii)	restricted and may not be resold, except in reliance of an exemption under the Act.

(g) At the Closing, all instruments and documents delivered by MedaCure pursuant to the provisions hereof will be reasonably satisfactory to legal counsel for Jump’n Jax.

(h) Jump’n Jax will have received all necessary and requisite approvals and consents from required parties and from its stockholders, and this Agreement and the Merger will have been adopted and approved by the requisite vote of MedaCure Stockholders.

(i) At the Closing, MedaCure will have delivered to Jump’n Jax an opinion of MedaCure’s legal counsel dated as of the Closing to the effect that:

(i)	MedaCure is a corporation validly existing and in good standing under the laws of the State of Nevada;

(ii)
This Agreement has been duly authorized, executed and delivered by MedaCure and is a valid and binding obligation of MedaCure enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(iii)	MedaCure, through its Board of Directors, has taken all corporate action necessary for performance of its obligations under this Agreement; and

(vi)	MedaCure has the authority and power to execute, deliver and perform its obligations under this Agreement.

(j) Jump’n Jax will have an exemption from registration under the Securities Act and the securities laws of the various states of residence of MedaCure Stockholders for issuance of the shares of Jump’n Jax common stock to be issued to MedaCure Stockholders in the Merger.

SECTION 10 Survival. The representations and warranties contained in this Agreement and any other document or certificate relating hereto will survive and continue in full force and effect for a period of six months after the Effective Time of the Merger.

SECTION 11 Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties, covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

SECTION 12 Documents at Closing. At the Closing, the following documents will be delivered:

(a) MedaCure will deliver, or will cause to be delivered, to Jump’n Jax the following:

(i)
a certificate executed by the Board of Directors of MedaCure to the effect that all representations and warranties made by MedaCure under this Agreement are true and correct as of the Closing and as of the Effective Time of the Merger, the same as though originally given to Jump’n Jax or Merger Sub on said date and that MedaCure has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time of the Merger;

(ii)	a certificate from the state of MedaCure’s domicile dated within five business days of the Closing to the effect that MedaCure is in good standing under the laws of said state;

(iii)	such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement and the other Transaction Documents;

(iv)	certified copies of resolutions adopted by the MedaCure Board of Directors approving the Merger Agreement and other Transaction Documents related to and authorizing the Merger;

(v)	the opinion of MedaCure’s counsel as described in Section 9(i) above; and

(vi)	all other items, the delivery of which is a condition precedent to the obligations of Jump’n Jax and Merger Sub, as set forth herein.

(b) Jump’n Jax and Merger Sub will deliver or cause to be delivered to MedaCure:

(i)	stock certificates representing those securities of Jump’n Jax to be issued MedaCure Stockholders as a part of the Merger as described in Section 2 hereof;

(ii)
a certificate of the President of Jump’n Jax and Merger Sub, respectively, to the effect that all representations and warranties of Jump’n Jax and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to MedaCure on said date; and that each of Jump’n Jax and Merger Sub has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time of the Merger;

(iii)
certified copies of resolutions adopted by Jump’n Jax’s and Merger Sub’s Board of Directors and Merger Sub’s sole stockholder approving the Merger Agreement and authorizing the Merger and all related matters; and certified copies of resolutions adopted by the stockholders of Jump’n Jax approving the matters described in Section 7(e) above;

(iv)
certificates from the jurisdiction of incorporation of Jump’n Jax and Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(v)	executed copy of the Certificate of Merger for filing in the State of Nevada;

(vi)	opinion of Jump’n Jax’s counsel as described in Section 8(m) above;

(vii)	such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(viii)	written resignation of Lane S. Clissold as an officer and director of Jump’n Jax; and

(ix)	all other items, the delivery of which is a condition precedent to the obligations of MedaCure, as set forth in Section 8 hereof.

SECTION 13 Finder’s Fees. Unless otherwise disclosed in an attachment hereto, Jump’n Jax and Merger Sub, jointly and severally, represent and warrant to MedaCure, and MedaCure represents and warrants to Jump’n Jax and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 14 Additional Covenants. Between the date hereof and the Closing, except with prior written consent of the other party:

(a) Jump’n Jax, Merger Sub and MedaCure will conduct their business only in the usual and ordinary course and the character of such business will not be changed nor will any different business be undertaken;

(b) No change will be made in the Certificate of Incorporation or Bylaws of Jump’n Jax, Merger Sub or MedaCure except as described herein;

(c) No change will be made in the authorized or issued shares of Jump’n Jax except as set forth herein;

(d) Neither Jump’n Jax nor MedaCure will discharge or satisfy any lien or encumbrance or obligation or liability, other than current liabilities shown on the financial statements heretofore delivered and current liabilities incurred since that date in the ordinary course of business; and

(e) Jump’n Jax will not make any payment or distribution to its stockholders or purchase or redeem any shares or common stock except as set forth herein.

SECTION 15 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, by action taken or authorized by the Board of Directors of the terminating party or parties and, except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Jump’n Jax or MedaCure:

(a) By mutual written consent of Jump’n Jax and MedaCure;

(b) By either Jump’n Jax or MedaCure, if the Effective Time of the Merger will not have occurred on or before September 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 15(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Effective Time of the Merger to occur on or before the Termination Date;

(c) By either Jump’n Jax or MedaCure if any governmental entity

(i)
will have issued an order, decree or ruling or taken any other action (which the parties will use their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree, ruling or other action will have become final and nonappealable; or

(ii)
will have failed to issue an order, decree or ruling or to take any other action and such denial of a request to issue such order, decree, ruling or take such other action will have become final and nonappealable (which order, decree, ruling or other action the parties will have used their reasonable best efforts to obtain); if such action under (i) and/or (ii) is necessary to fulfill the conditions set forth in Sections 9 and 10, as applicable;

(d) By either Jump’n Jax or MedaCure, if the approvals of the respective stockholders of Jump’n Jax or MedaCure contemplated by this Agreement will not have been obtained by reason of the failure to obtain the required vote of stockholders or consent to the respective matters as to which such approval was sought;

(e) By Jump’n Jax, if MedaCure will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 9 are not capable of being satisfied on or before the Termination Date; or

(f) By MedaCure, if Jump’n Jax will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8 are not capable of being satisfied on or before the Termination Date.

SECTION 16 Effect of Termination. In the event of termination of this Agreement by either Jump’n Jax or MedaCure as provided in Section 15 (other than Sections 16(e) or (f)), this Agreement will forthwith become void and there will be no liability or obligation on the part of any of the parties or their respective officers or directors.

SECTION 17 Miscellaneous.

(a) Further Assurances. At any time and from time to time after the Effective Time of the Merger, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(d) Notices. All notices and other communications hereunder will be in writing and will be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(g) Binding Effect. This Agreement will be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(h) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(i) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement will remain in full force and effect.

(j) Responsibility and Costs. Whether the Merger is consummated or not and except as otherwise set forth below, all fees, expenses and out-of-pocket costs including, but not limited to, fees and disbursements of counsel, financial advisors and accountants and expenses associated with fulfillment of the obligations set forth herein, that are incurred by the parties hereto will be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party will be responsible for all costs of all parties hereto. Notwithstanding the above, the parties agree that MedaCure will pay to Leonard E. Neilson, Attorney at Law, all reasonable legal fees, expenses and costs associated with the preparation and execution of this Agreement and all transactions, agreements and documents associated thereto and contemplated hereby. All printing expenses and Edgar filing expenses, will be paid by MedaCure. No other pre-Merger fees, expenses or other costs incurred by Jump’n Jax prior to the Effective Time of the Merger will be the obligation of Jump’n Jax at or following the Effective Time of the Merger.

(k) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Utah without regard to principles of conflicts of law.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

MedaCure International, Inc.

By: _________________________________
Lincoln Dastrup
Its: President

Jump’n Jax, Inc.

By: _________________________________
Lane S. Clissold
Its: President

CuraTech Acquisitions, Inc.

By: _________________________________
Lane S. Clissold
Its: President